FUNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: April 16, 2019
(Date of earliest event reported)

Turtle Beach Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11011 Via Frontera, Suite A/B
San Diego, California 92127
(Address of principal executive offices)
(858) 800-3718
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 16, 2019, the Board of Directors (the “Board”) of Turtle Beach Corporation (the “Company”) approved the Turtle Beach Corporation’s Change of Control Retention Plan (the “Plan”), which is intended to encourage the continued employment of certain key employees of the Company in the event of a Change in Control (as defined below) and replaces the prior retention plan that expired December 31, 2018. Participation in the Plan is open to any employee of the Company who is designated by the Board as being covered by the Plan.

The Plan provides that if a participant is terminated by the Company without Cause or a participant terminates his or her employment for Good Reason (as those terms are defined in the Plan) during the one-year period following a Change in Control, then, subject to the participant’s execution and non-revocation of a general release, the participant will be entitled to: (i) payment of any portion of the participant’s annual bonus under the Company’s Management Incentive Plan for the calendar year prior to the one in which the Transaction Date occurs that has not been paid prior to the participant’s termination date; (ii) a lump-sum payment equal to 100% of the participant’s target bonus for the year of termination, multiplied by a fraction, the numerator of which is the total number of days that the participant was employed by the Company during such year, and the denominator of which is 365; (iii) continuation of the participant’s base pay for six months from the termination date of the participant’s employment; (iv) if the participant elects coverage under COBRA, reimbursement for the full amount of premiums for such continuation coverage for a period of six months; provided, that, if a participant is entitled to severance benefits under such participant’s employment agreement, then the participant will only be entitled to the larger benefit for each of the items above as between the severance benefits in such employment agreement and under the Plan, but not both.

The Plan defines “Change in Control” as any of the following events occurring after the date of the Plan: (a) a “person” (as such term in used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) directly or indirectly, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (c) the sale or other disposition of all or substantially all of the Company’s assets. Notwithstanding anything in the Plan to the contrary, no event that would be a Change in Control as defined in the Plan shall be a Change in Control unless such event also constitutes a “change in control event” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Also on April 18, 2019, the Board amended the Restricted Stock Award Agreement, dated June 15, 2018, between the Company and its Chief Executive Officer, Juergen Stark (as amended, the “RSA Agreement”), effective on April 18, 2019. The amendment to the RSA Agreement modified the vesting terms of the unvested portion of Mr. Stark’s restricted stock awards from vesting in monthly installments to effectively quarterly installments. The revised vesting schedule, subject to Mr. Stark remaining continuously employed by the Company or any Subsidiary, shall be in equal quarterly amounts of 12,514 after the May 15, 2019, monthly vest with the exception of the remaining 4,175 shares that will vest on June 15, 2021, such that the Award shall be fully vested as of the third anniversary of the Grant Date. No other provision of the RSA Agreement was modified.

Also on April 18, 2019, the Board amended the Restricted Stock Unit Award Agreement, dated August 16, 2018, between the Company and certain members of the Company’s management, including its Chief Financial Officer, John Hanson, (as amended, the “RSU Award Agreement”), effective on April 18, 2019. The amendment to the RSU Award Agreement modified the vesting terms of the participants’ restricted stock units from vesting in monthly installments following the initial one-third vesting on the first anniversary (“Initial Vesting”) to vesting in eight equal quarterly installments following the Initial Vesting. No other provision of the RSU Award Agreement was modified.

Item 9.01 — Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Turtle Beach Corporation Change of Control Retention Plan, dated April 16, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURTLE BEACH CORPORATION

Date:	April 22, 2019	By:	/S/ JOHN T. HANSON
John T. Hanson Chief Financial Officer, Treasurer and Secretary